FOR IMMEDIATE RELEASE
Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	CombinatoRx, Incorporated
CombinatoRx, Incorporated	857-753-6562
617-301-7100	gnugent@combinatorx.com
rforrester@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR END 2008

-- Focusing on Core Strengths --

CAMBRIDGE, Mass. - March 4, 2009 - CombinatoRx, Incorporated (NASDAQ: CRXX) today reported financial results for the fourth quarter and year ended December 31, 2008.

“We recently restructured CombinatoRx to focus on our core strengths; identifying novel product candidates based on synergy and selectivity,” commented Alexis Borisy, President and CEO of CombinatoRx. “While we had setbacks in 2008, we should not overlook the accomplishments which provide evidence of the fundamental value of the CombinatoRx approach”.

2008 and Recent Accomplishments

-- Provided important clinical translational evidence for our dissociated glucocorticoid candidate, Synavive (CRx-102), with the results from COMET-1 (CRx-102 Osteoarthritis Multi-center Evaluation Trial), the Company's Phase 2 clinical trial designed to evaluate the safety and efficacy of Synavive in subjects with symptomatic knee osteoarthritis (OA).

o	In the modified intent-to-treat analysis, high-dose Synavive (2.7 mg prednisolone/360 mg dipyridamole) provided clinically meaningful treatment benefits as great as 19.5 mm compared to placebo and 8 mm compared to prednisolone, across a range of efficacy measures.

o	In addition, in a pre-specified analysis, a beneficial effect of Synavive was observed for those subjects in the study who also experienced significant hand pain, a 45% reduction versus 23% observed with placebo, and 26% observed with prednisolone alone, thus corroborating activity observed in an earlier clinical study of Synavive in hand OA.

o	Synavive was also safe and well-tolerated, with no evidence of glucocorticoid-related adverse events observed during the 14-week study. This safety, when matched with the observed efficacy, is further translational evidence of the synergy and selectivity of the CombinatoRx approach. A one-year safety extension study of Synavive is ongoing.

o	Further preclinical evidence of the synergy and selectivity of Synavive is newly published in Arthritis Research and Therapy on our systems biology based strategy to selectively amplify the anti-inflammatory activity of very low dose glucocorticoids in immune cells without modulation of pathways associated with glucocorticoid toxicity. This research demonstrates the utility of our systems biology approach to identifying novel therapeutics that are pathway, or multi-target, focused.

-- Demonstrated that beta-2 adrenergic receptor agonists and adenosine A2A agonists exert potent synergistic and selective pro-apoptotic activity in multiple myeloma and other B-cell malignancy tumor cell lines and patient samples and with drugs used as standard therapy and emerging new classes in multiple myeloma. This was presented at the Annual Meeting of the American Society of Hematology conference. This discovery demonstrates our ability to identify novel therapeutic targets and product candidates with

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unexpected synergy and selectivity. This research represents the collaborative efforts of CombinatoRx scientists and the Jerome Lipper Multiple Myeloma Center at the Dana-Farber Cancer Institute in Boston, and the Institute for Drug Development, Cancer Therapy and Research Center at the University of Texas Health Science Center in San Antonio. We are considering a clinical proof-of-concept study in this program.

-- Completed a Phase 2a trial of CRx-197 in plaque psoriasis in which all treatment and vehicle arms demonstrated similar activity on mPASI, yielding indeterminate results. A Phase 2a clinical trial with CRx-197 is being considered for the second half of 2009.

-- Completed a Phase 2a trial of CRx-191 in plaque psoriasis in which it demonstrated statistically significant combination vs. parts activity.

-- Published a review article in Nature Chemical Biology which further demonstrates the power of the CombinatoRx cHTS technology to discover interesting new biology and mechanisms by modeling biological systems through combination chemical genetics biology.

-- Leveraged our unique drug discovery technology with the receipt of additional research funding to support our efforts in identifying novel treatments for Duchenne muscular dystrophy.

2008 Financial Results (Unaudited):

As of December 31, 2008, CombinatoRx had cash, cash equivalents, restricted cash and short-term investments of $51.0 million compared to $112.6 million on December 30, 2007.

Total revenue was $3.9 million in the fourth quarter of 2008 compared to $3.0 million reported in the fourth quarter of 2007. For the year ended December 31, 2008, revenue was $14.1 million compared to $14.9 million for 2007.

Net loss for the quarter ended December 31, 2008 was $15.2 million, or $0.43 per share, as compared to $14.2 million, or $0.42 per share, in the fourth quarter of 2007. A restructuring charge of $4.6 million was recognized in the fourth quarter of 2008. Stock-based compensation expense was approximately $1.0 million in the fourth quarter of 2008 as compared to $1.8 million in the fourth quarter of 2007. For the year ended December 31, 2008, net loss was $65.1 million, or $1.87 per share, compared to a net loss of $53.3 million, or $1.78 per share, in the year ended December 31, 2007. Stock-based compensation expense was approximately $5.9 million and $7.9 million in the years ended December 31, 2008, and 2007, respectively.

Research and development expenses totaled $11.2 million in the fourth quarter of 2008 compared to $14.1 million in the fourth quarter of 2007. Research and development expenses were $60.9 million in the year ended December 31, 2008 compared to $55.4 million in the year ended December 31, 2007. The increase was due primarily to increased clinical trial costs.

General and administrative expenses were $3.0 million in the fourth quarter of 2008 compared to $4.2 million in the fourth quarter of 2007. General and administrative expenses were $14.5 million in the year ended December 31, 2008 compared to $16.9 million in the year ended December 31, 2007. The decrease was due primarily to reduced compensation and consulting costs.

Financial Implications of Restructuring

As a result of a restructuring initiative announced in November 2008, CombinatoRx reduced its United States workforce to approximately 55 employees focused primarily on research activities and also consolidated its Cambridge, Massachusetts office and laboratory facility. CombinatoRx is reducing its ongoing operating cash burn to between $5-10 million annually, providing financial viability and strategic

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flexibility with current cash reserves to fund U.S. operations without additional equity financing into 2012. A restructuring charge of $4.6 million was recognized in the fourth quarter of 2008.

Conference Call Information:

Company management, including Alexis Borisy, President and Chief Executive Officer, and Robert Forrester, Executive Vice President and Chief Financial Officer of CombinatoRx, will provide an update on the Company and discuss fourth quarter and year end 2008 financial results via conference call at 8:30 a.m. EDT on Wednesday, March 4, 2009. To access the call, please dial 866-383-8003 or 617-597-5330 (international) five minutes prior to the start time and provide the passcode 15168229. A replay of the call will be available from 10:30 a.m. ET on March 4, 2009 until March 18, 2009. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 30354375. A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.combinatorx.com. An archived audio webcast will be available on the CombinatoRx website two hours after the event and will be archived for 14 days.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action, striking at the biological complexities of human disease. The CombinatoRx proprietary drug discovery technology provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidates and their clinical potential, its drug discovery technology, its financial condition and projected expenses and cash balances and business plans. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company's ability to obtain collaboration partners or additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2009 CombinatoRx, Incorporated. All rights reserved. -end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended December 31,		Year ended December 31,

	2008	2007	2008	2007

Revenue:
Collaborations	$3,472	$2,696	$12,345	$12,226
Government contracts and grants	432	319	1,781	2,712

Total revenue	3,904	3,015	14,126	14,938

Operating expenses:
Research and development	11,153	14,084	60,917	55,434
General and administrative	3,040	4,173	14,469	16,879
Restructuring	4,637	—	4,637	—

Total operating expenses	18,830	18,257	80,023	72,313

Loss from operations	(14,926)	(15,242)	(65,897)	(57,375)
Interest income	240	1,436	2,456	5,391
Interest expense	(369)	(375)	(1,496)	(1,304)
Loss on early extinguishment of debt	(254)	—	(254)	—
Other	(53)	(9)	(50)	(9)

Loss before provision for income taxes	(15,362)	(14,190)	(65,241)	(53,297)

Provision for income taxes	128	(25)	108	(46)

Net loss	$(15,234)	$(14,215)	$(65,133)	$(53,343)

Net loss per share applicable to
common stockholders—basic and
diluted	$(0.43)	$(0.42)	$(1.87)	$(1.78)

Weighted average number of common
shares used in net loss per share
calculation – basic and diluted	35,095,516	33,615,652	34,848,701	30,025,830

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Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Balance Sheets
(in thousands except per share data)
(Unaudited)
	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$10,380	$11,585
Restricted cash	1,250	50
Short-term investments	36,614	96,999
Accounts receivable	339	397
Unbilled accounts receivable	517	746
Prepaid expenses and other current assets	1,079	2,526

Total current assets	50,179	112,303

Property and equipment, net	13,395	15,933
Restricted cash and other assets	2,923	4,007

Total assets	$66,497	$132,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,958	$1,964
Accrued expenses	4,400	4,751
Accrued restructuring	1,902	—
Deferred revenue	5,484	5,431
Current portion of notes payable, net of discount	84	3,099
Convertible notes payable of subsidiary	19,189	—
Current portion of lease incentive obligation	575	649

Total current liabilities	34,592	15,894

Convertible notes payable of subsidiary	—	13,404
Notes payable, net of current portion and discount	—	5,415
Deferred revenue, net of current portion	6,390	12,068
Deferred rent, net of current portion	1,681	2,190
Lease incentive obligation, net of current portion	4,074	5,245
Accrued restructuring	968	—

Minority interest in subsidiary	2,917	2,792
Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value: 60,000 shares authorized; 35,090 and 34,822 shares
issued and outstanding at December 31, 2008 and 2007, respectively	35	35
Additional paid-in capital	267,238	261,187
Accumulated other comprehensive income	73	226
Accumulated deficit	(251,471)	(186,213)

Stockholders’ equity	15,875	75,235

Total liabilities and stockholders’ equity	$66,497	$132,243

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com